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                                                                    EXHIBIT 23.3



                         Consent of Independent Auditors


The Board of Directors
Davidson & Associates, Inc.

We consent to the use of our report, incorporated by reference into the CUC/HFS Joint Proxy, which joint proxy is incorporated by reference into the HFS Form S-3 (No. 333-11031), with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the two-year period ended December 31, 1995.


/s/ KPMG Peat Marwick LLP
Long Beach, California
October 31, 1997